SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) of the
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:                        BRAZOS INSURANCE FUNDS

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                          5949 Sherry Lane, Suite 1600
                               Dallas, Texas 75225

             Telephone Number (including Area Code): (214) 365-5200

                Name and address of agent for service of process:

                             Daniel L. Hockenbrough
                          5949 Sherry Lane, Suite 1600
                               Dallas, Texas 75225

                                   Copies to:

                            Audrey C. Talley, Esquire
                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996
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                             Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

|_| No
|X| Yes
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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Dallas and State of Texas, as of the 9th day of February, 2000.



                                   BRAZOS INSURANCE FUNDS



                                   Signature: /s/ DANIEL L. HOCKENBROUGH
                                             -----------------------------------
                                          By: Daniel L. Hockenbrough
                                              President



Attest: /s/ TRICIA HUNDLEY
       -----------------------------
            Secretary